Exhibit 99.1

Contacts:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

➢	Achieved positive net post-paid subscriber growth for Sprint-branded services+, leading to best sequential and year-over-year improvement in net post-paid subscriber results in Sprint Nextel history

➢	Free Cash Flow* of $666 million in the fourth quarter and $2.8 billion for 2009; highest annual Free Cash Flow* in Sprint Nextel history

➢	Eight consecutive quarters of improvement in Customer Care Satisfaction and First Call Resolution

➢	Invested more than $1.1 billion of additional funding in Clearwire; extended 4G leadership into 27 markets

➢	Completed acquisitions of Virgin Mobile USA, Inc. and iPCS, Inc.

The company’s fourth quarter earnings conference call will be held at 8 a.m. EST today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 49169223, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – February 10, 2010 — Sprint Nextel Corp. (NYSE: S) today reported fourth quarter and full-year 2009 financial results. The company generated $666 million of Free Cash Flow* in the quarter, and $2.8 billion for full-year 2009, the highest annual Free Cash Flow* since the Sprint Nextel merger. As of December 31, 2009, Sprint had more than $3.9 billion in cash, cash equivalents and short-term investments and $2.7 billion in borrowing capacity available under its revolving bank credit facility, for a total liquidity of $6.6 billion.

The company reported fourth quarter consolidated net operating revenues of almost $7.9 billion, a net loss of $980 million, which includes a non-cash $306 million charge to increase the valuation allowance on deferred taxes, and a diluted loss per share of 34 cents. Full-year 2009 results included consolidated net operating revenues of $32.3 billion and a diluted loss per share of 84 cents.

Sprint lost a total of 69,000 net retail subscribers in the quarter. The company’s year-over-year post-paid gross addition improvement was the best in Sprint Nextel history. Net post-paid subscriber losses improved by more than 40 percent in the second half of 2009, as compared to the second half of 2008 and the first half of 2009. For the fourth quarter, net post-paid subscriber losses improved by almost 300,000 sequentially, and by more than 600,000 year-over-year.

“Sprint’s performance built notable momentum during the second half of 2009, leading to a fourth quarter with the best sequential and year-over-year improvement in net post-paid subscriber results in Sprint Nextel history, and positive post-paid net subscriber growth for services carrying the ‘Sprint’ brand,” said Dan Hesse, Sprint Nextel CEO. “The company’s continued focus on clear, simple offers, exciting devices, a better customer experience, dependable network performance, and industry leadership in 4G services is resonating with customers. A recent Yankee Group report, in association with Mobile Enterprise magazine, ranked Sprint #1 in overall satisfaction for both wireless voice and wireless data service providers for large businesses, underscoring our progress.

“We continue to closely manage costs, and in 2009 we generated the highest annual Free Cash Flow* since the merger. The fourth quarter completion of the Virgin Mobile USA, Inc. and iPCS, Inc., acquisitions, as well as our additional large investment in Clearwire, are important to our future,” Hesse said.

Sprint 4G is now available in 27 markets serving more than 30 million people, and is expected to cover up to 120 million people by the end of 2010. Sprint 4G service is planned for deployment in many additional markets in 2010, including the following major metropolitan areas: Boston, Houston, New York, San Francisco, and Washington, DC.

+Sprint-branded wireless services are only available on the CDMA network, which gained more than 3,000 post-paid customers after a net transfer of 93,000 customers from the iDEN network.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	December 31, 2009	December 31, 2008	% Δ	December 31, 2009	December 31, 2008	% Δ
Net operating revenues	$7,868	$8,430	(7)%	$32,260	$35,635	(9)%

Adjusted OIBDA*, (1)	1,409	1,735	(19)%	6,407	7,664	(16)%

Adjusted OIBDA margin*, (1)	19.1%	21.7%		21.1%	22.8%

Net loss	(980)	(1,621)	40%	(2,436)	(2,796)	13%

Diluted loss per common share	$(0.34)	$(0.57)	40%	$(0.84)	$(0.98)	14%

Capital Expenditures (1), (2)	$554	$548	1%	$1,597	$3,039	(47)%

Free cash flow*	$666	$536	24%	$2,802	$1,776	58%

•

Consolidated net operating revenues of $7.9 billion for the quarter were 7% lower than in the fourth quarter of 2008 and 2% lower than in the third quarter of 2009. The year-over-year decline is primarily due to a lower contribution from post-paid wireless service revenues as well as wireline revenues, partially offset by an increase in prepaid wireless service and equipment revenues.

•

Adjusted OIBDA* was $1.4 billion for the quarter, compared to $1.7 billion for the fourth quarter of 2008 and $1.5 billion for the third quarter of 2009. The year-over-year decline in Adjusted OIBDA* was due to revenue declines as a result of fewer post-paid subscribers, partially offset by lower cost of service and lower SG&A expenses. Sequentially, Adjusted OIBDA* decreased due to the decline in operating revenue, increased customer acquisition expenses related to higher sequential gross adds and increased variable costs that exceeded the reduction in cost of service.

•	Capital expenditures were $554 million in the quarter, compared to $548 million in the fourth quarter of 2008 and $431 million in the third quarter of 2009.

•

Free Cash Flow* was $666 million for the quarter, compared to $536 million for the fourth quarter of 2008 and $664 million for the third quarter of 2009. Third quarter 2009 Free Cash Flow* reflected a $200 million cash contribution to Sprint’s defined benefit pension plan. During the fourth quarter, the company repaid in full $1.0 billion of the outstanding borrowings under its $4.5 billion revolving credit facility, provided $1.1 billion additional investment in Clearwire and paid $560 million in net cash as part of the purchase price to acquire Virgin Mobile USA, Inc. and iPCS, Inc.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2009	December 31, 2008	% Δ	December 31, 2009	December 31, 2008	% Δ
Net operating revenues	$6,816	$7,192	(5)%	$27,786	$30,427	(9)%

Adjusted OIBDA*	1,152	1,461	(21)%	5,198	6,776	(23)%

Adjusted OIBDA margin*	18.2%	21.6%		20.1%	23.8%

Capital Expenditures (2)	$427	$304	40%	$1,161	$1,832	(37)%

Wireless Customers

•

The company served 48.1 million customers at the end of the fourth quarter of 2009, compared to 48.3 million at the end of the third quarter of 2009. This includes 34.0 million post-paid subscribers (26.0 million on CDMA, 7.3 million on iDEN, and 725,000 Power Source users who utilize both networks), 10.7 million prepaid subscribers (5.7 million on iDEN and 5.0 million on CDMA) and almost 3.5 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

On November 24, 2009, Sprint completed the acquisition of Virgin Mobile USA, Inc. at which time 4.5 million, or 58%, of Sprint’s wholesale customers became retail prepaid customers and 104,000, or 1%, became retail post-paid customers. On December 4, 2009, Sprint completed its acquisition of iPCS, Inc. at which time 731,000, or 75%, of Sprint’s affiliate customers became retail post-paid customers. Total transfers of subscribers from wholesale and affiliates to retail during the quarter as a result of the acquisitions were 5.4 million.

•

For the quarter, net retail subscribers, excluding transfers from business combinations, declined by a total of 69,000, and net wireless customers declined by approximately 148,000, including net losses of 504,000 post-paid customers.

•

The Sprint CDMA network gained more than 3,000 post-paid customers (after a net transfer of 93,000 customers from the iDEN network), the first net subscriber gain in six quarters; while iDEN lost 507,000 customers (including transfers to the CDMA network).

•

The company gained a net 483,500 prepaid iDEN customers, offset by net losses of 48,500 prepaid CDMA customers. The company also experienced a net loss of 79,000 wholesale and affiliate subscribers as a result of subscriber losses from its mobile virtual network operators.

•	The credit quality of our post-paid customers remained relatively flat sequentially at over 84% prime and improved slightly year-over-year from the fourth quarter of 2008.

•	More than 9% of post-paid customers upgraded their handsets during the fourth quarter, resulting in continued strength in contract renewals.

•

During the fourth quarter, the company added to its device line-up with the HTC Hero™, Samsung Intrepid™, Motorola Debut™, Samsung Moment™, Palm® Pixi™ and Blackberry® Curve™ 8530. In January, Sprint launched the OverdriveTM 3G/4G Mobile Hotspot by Sierra Wireless, LG Lotus Elite™, Motorola BruteTM i680 and announced availability of LG Rumor Touch™. In addition, Skiff has signed a multi-year agreement with Sprint to provide 3G connectivity for Skiff’s dedicated e-reading devices in the United States.

Wireless Churn

•

Post-paid churn in the quarter was 2.11% compared to 2.16% in the year-ago period and 2.17% in the third quarter of 2009. The year-over-year improvement in churn is primarily due to improved credit quality of our customer base. The sequential improvement in churn is mostly due to seasonality.

•

Prepaid churn in the fourth quarter of 2009 was 5.56%, compared to 8.20% in the year-ago period and 6.65% in the third quarter of 2009. The year-over-year improvement in churn is due to increased subscriber additions related to our national Boost Monthly Unlimited offering. Prepaid churn benefited from the inclusion of Virgin Mobile customers since the acquisition as Virgin Mobile customers on average have lower churn than that of Boost Mobile customers. The sequential improvement in prepaid churn is also due to reductions in deactivations of Boost customers as a result of enhanced retention offers in response to competitors’ holiday promotions.

Wireless Service Revenues

•

Wireless service revenues of $6.2 billion for the quarter declined 5% year-over-year and less than 1% sequentially. The year-over-year and sequential decline is primarily due to fewer post-paid subscribers, partially offset by the increased number of prepaid subscribers.

•

Wireless post-paid ARPU for the quarter declined year-over-year and sequentially from approximately $56 to approximately $55. The year-over-year decline is due to declines in usage and roaming, partially offset by reductions in credits issued to customers resulting from an improved customer experience. The sequential decline is due to lower casual text and data usage and lower overage revenues as a result of greater popularity of fixed-rate bundle plans and seasonality.

•

Data revenues contributed more than $16.75 to overall post-paid ARPU in the fourth quarter, led by growth in CDMA data ARPU++. CDMA data ARPU increased to greater than $19.50, an industry-best that now represents more than 35% of total CDMA ARPU.

•

Prepaid ARPU in the quarter was approximately $31 compared to $30 in the year-ago period and $35 in the third quarter of 2009. The year-over-year increase reflects a growing contribution from prepaid subscribers on unlimited plans. Sequentially, prepaid ARPU was negatively impacted by the inclusion of Virgin Mobile customers since the acquisition as Virgin Mobile customers on average have lower ARPU than that of Boost Mobile customers.

•

Wholesale, affiliate and other revenues were down 48% compared to the year-ago period and down 28% sequentially. Service revenues from Virgin Mobile USA, Inc. and iPCS, Inc., subsequent to their respective acquisition dates, are reported as wireless service revenues, resulting in a decline in wholesale, affiliate and other revenues. The year-over-year decline is also due to subscriber losses from two of our large telecom carrier customers.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total Wireless operating expenses were $7.5 billion in the fourth quarter, compared to $9.0 billion in the year-ago period and $7.4 billion in the third quarter of 2009.

•

Wireless Equipment subsidy in the fourth quarter was approximately $960 million (equipment revenue of $475 million, less cost of products of $1.43 billion) as compared to approximately $800 million in the year-ago period and approximately $950 million in the third quarter of 2009. The year-over-year increase in subsidy is a combination of a greater mix of post-paid handsets sold with higher functionality, and an increase in the number of prepaid handsets sold as a result of the national Boost Monthly Unlimited offering.

•

Wireless SG&A expenses declined 4% year-over-year from the fourth quarter of 2008, and increased 6% sequentially from the third quarter of 2009. The year-over-year improvement is due to lower customer care and labor expenses. On a sequential basis, the SG&A expenses increased primarily due to higher variable costs.

•

Adjusted OIBDA* of $1.2 billion in the fourth quarter of 2009 compares to $1.5 billion in the fourth quarter of 2008 and $1.2 billion in the third quarter of 2009. The year-over-year decline in Adjusted OIBDA* was primarily due to fewer post-paid subscribers, partially offset by more prepaid subscribers and an improvement of over $100 million in SG&A expenses. Sequentially, Adjusted OIBDA* was $32 million lower as a result of a decline in service revenue and higher SG&A expenses, partially offset by seasonally lower cost of service.

Wireless Capital Spending

Wireless capital expenditures were $427 million in the fourth quarter of 2009, compared to $304 million spent in the fourth quarter of 2008 and $310 million in the third quarter of 2009. During the quarter, the company invested capital in the quality and performance of its networks by adding capacity, expanding coverage and modernizing acquired affiliate networks. At the end of the fourth quarter of 2009, Sprint’s dependable networks continue to operate at best-ever levels.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2009	December 31, 2008	% Δ	December 31, 2009	December 31, 2008	% Δ
Net operating revenues	$1,325	$1,521	(13)%	$5,629	$6,332	(11)%

Adjusted OIBDA*	259	326	(21)%	1,221	1,175	4%

Adjusted OIBDA margin*	19.5%	21.4%		21.7%	18.6%

Capital Expenditures (2)	$62	$110	(44)%	$258	$452	(43)%

•	Wireline revenues of $1.3 billion for the quarter declined 13% year-over-year and were 6% lower sequentially primarily associated with reductions in rate and volume.

•

Internet revenues grew almost 7% in 2009, reflecting strong enterprise demand for Global MPLS services and the slight increase in the base of cable subscribers who utilize our VoIP services. While customer migrations to IP services have slowed, Internet revenues as a percent of wireline revenues have increased from 34% in 2008 to 41% in 2009.

•

Total operating expenses were $1.2 billion in the fourth quarter of 2009. Year-over-year, total operating expenses improved 9% due to declines in costs of service as IP becomes a larger percent of the Wireline base, and improvement in SG&A expenses. Total operating expenses were flat sequentially.

•	Wireline Adjusted OIBDA* was $259 million compared to $326 million in the fourth quarter of 2008 and $324 million reported for the third quarter of 2009.

•

Wireline capital expenditures were $62 million in the fourth quarter of 2009, compared to $110 million in the fourth quarter of 2008 and $72 million in the third quarter of 2009. The company made significant capital investments in prior years to build out its IP network, and less capital was required year-over-year.

Forecast

Sprint Nextel expects that both post-paid and total subscriber losses will improve in 2010, as compared to 2009. The company expects full-year capital expenditures in 2010 to be up to $2 billion. In addition, the company expects to continue to generate positive Free Cash Flow* during 2010.

++ Average monthly data service revenue per subscriber for the quarter is calculated by dividing quarterly data service revenue by the sum of the average number of subscribers for each month in the quarter. Data service revenues include revenues from data services, as well as an estimated portion of data revenues from fixed rate bundle plans.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation, amortization, asset impairments and abandonments. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments during the period. Free cash flow results in the change in cash, cash equivalents and short-term investments less the change in debt and proceeds from other financing activities, net. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	our ability to obtain additional financing on terms acceptable to us, or at all, including at the expiration of our current credit facility, which expires in December 2010;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a WiMAX network;

•

the impact of difficulties we may encounter in connection with the integration of the businesses and assets of Virgin Mobile USA, Inc. and iPCS, Inc., including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we may be unable to continue to retain key employees;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external sociological factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2008 and, when filed, our Form 10-K for the year ended December 31, 2009.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the fourth quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Operating Revenues	$7,868	$8,042	$8,430	$32,260	$35,635

Net Operating Expenses
Cost of services	2,649	2,787	2,884	10,890	11,852
Cost of products	1,430	1,482	1,238	5,545	4,894
Selling, general and administrative	2,415	2,267	2,573	9,453	11,355
Depreciation	1,481	1,476	1,504	5,827	5,964
Amortization	321	344	488	1,589	2,443
Goodwill impairment	—	—	963	—	963
Other, net	116	(60)	509	354	806

Total net operating expenses	8,412	8,296	10,159	33,658	38,277

Operating Loss	(544)	(254)	(1,729)	(1,398)	(2,642)
Interest expense, net	(359)	(355)	(314)	(1,416)	(1,265)
Equity in losses of unconsolidated investments and other, net (3)	(93)	(156)	(136)	(680)	(153)

Loss before Income Taxes	(996)	(765)	(2,179)	(3,494)	(4,060)
Income tax benefit (4)	16	287	558	1,058	1,264

Net Loss	$(980)	$(478)	$(1,621)	$(2,436)	$(2,796)

Basic and Diluted Loss Per Common Share	$(0.34)	$(0.17)	$(0.57)	$(0.84)	$(0.98)

Weighted Average Common Shares outstanding	2,899	2,877	2,859	2,886	2,854

Effective Tax Rate (4)	1.6%	37.5%	25.6%	30.3%	31.1%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Loss	$(980)	$(478)	$(1,621)	$(2,436)	$(2,796)
Income tax benefit (4)	16	287	558	1,058	1,264

Loss before Income Taxes	(996)	(765)	(2,179)	(3,494)	(4,060)
Depreciation	1,481	1,476	1,504	5,827	5,964
Amortization	321	344	488	1,589	2,443
Interest expense, net	359	355	314	1,416	1,265
Equity in losses of unconsolidated investments and other, net (3)	93	156	136	680	153

OIBDA*	1,258	1,566	263	6,018	5,765
Severance and exit costs (5)	77	25	20	400	355
Gains from asset dispositions and exchanges (6)	(8)	(60)	—	(68)	(29)
Asset impairments and abandonments	47	—	489	47	480
Access costs (7)	—	(25)	—	(25)	—
Merger and integration expense (8)	—	—	—	—	130
Acquisitions (9)	35	—	—	35	—
Goodwill impairment	—	—	963	—	963

Adjusted OIBDA*, (1)	1,409	1,506	1,735	6,407	7,664
Capital expenditures (1), (2)	554	431	548	1,597	3,039

Adjusted OIBDA* less Capex	$855	$1,075	$1,187	$4,810	$4,625

Adjusted OIBDA Margin*, (1)	19.1%	20.0%	21.7%	21.1%	22.8%

Selected items (net of taxes, if applicable):
Deferred tax asset valuation allowance (4)	306	—	—	306	—
Severance and exit costs (5)	48	15	14	247	221
Gains from asset dispositions and exchanges (6)	(5)	(37)	—	(42)	(18)
Asset impairments and abandonments	29	—	302	37	303
Goodwill impairment	—	—	899	—	899
Amortization	195	209	295	965	1,476
Access costs (7)	—	(16)	—	(16)	—
Merger and integration expenses (8)	—	—	—	—	80
Acquisitions (9)	22	—	—	22	—
Equity in losses of unconsolidated investments and other, net (3)	51	97	92	406	92

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Operating Revenues
Service	$6,239	$6,261	$6,561	$25,286	$27,492
Equipment	475	529	434	1,954	1,992
Wholesale, affiliate and other	102	141	197	546	943

Total net operating revenues	6,816	6,931	7,192	27,786	30,427

Net Operating Expenses
Cost of services	2,035	2,164	2,156	8,384	8,745
Cost of products	1,430	1,482	1,237	5,545	4,859
Selling, general and administrative	2,234	2,101	2,338	8,694	10,047
Depreciation	1,337	1,331	1,350	5,252	5,375
Amortization	320	343	486	1,586	2,440
Goodwill impairment	—	—	963	—	963
Merger and integration expenses (8)	—	—	—	—	101
Other, net	95	(42)	479	280	704

Total net operating expenses	7,451	7,379	9,009	29,741	33,234

Operating Loss	$(635)	$(448)	$(1,817)	$(1,955)	$(2,807)

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating Loss	$(635)	$(448)	$(1,817)	$(1,955)	$(2,807)
Severance and exit costs (5)	62	18	7	307	270
Gains from asset dispositions and exchanges (6)	(8)	(60)	—	(68)	(29)
Asset impairments and abandonments	41	—	472	41	463
Goodwill impairment	—	—	963	—	963
Merger and integration expenses (8)	—	—	—	—	101
Acquisitions (9)	35	—	—	35	—
Depreciation	1,337	1,331	1,350	5,252	5,375
Amortization	320	343	486	1,586	2,440

Adjusted OIBDA*	1,152	1,184	1,461	5,198	6,776
Capital expenditures (2)	427	310	304	1,161	1,832

Adjusted OIBDA* less Capex	$725	$874	$1,157	$4,037	$4,944

Adjusted OIBDA Margin*	18.2%	18.5%	21.6%	20.1%	23.8%

OPERATING STATISTICS
	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Retail Post-Paid Subscribers
Service revenue (in millions)	$5,546	$5,699	$6,224	$23,205	$25,994
ARPU	$55	$56	$56	$56	$56
Churn	2.11%	2.17%	2.16%	2.15%	2.18%
Net losses (in thousands)	(504)	(801)	(1,105)	(3,546)	(4,073)
End of period subscribers (in thousands) (a)	33,967	33,636	36,678	33,967	36,678
Hours per subscriber	15	15	15	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$693	$562	$337	$2,081	$1,498
ARPU	$31	$35	$30	$33	$30
Churn	5.56%	6.65%	8.20%	6.25%	8.44%
Net additions (losses) (in thousands)	435	666	(314)	2,552	(981)
End of period subscribers (in thousands) (a)	10,688	5,714	3,597	10,688	3,597
Hours per subscriber	20	22	14	20	13

Wholesale and Affiliate Subscribers
Net (losses) additions (in thousands)	(79)	(410)	146	(138)	472
End of period subscribers (in thousands) (a)	3,478	8,931	8,990	3,478	8,990

Total Subscribers
Net losses (in thousands)	(148)	(545)	(1,273)	(1,132)	(4,582)
End of period subscribers (in thousands)	48,133	48,281	49,265	48,133	49,265

(a)

Due to the acquisitions of Virgin Mobile USA, Inc. and iPCS, Inc. during the quarter ended December 31, 2009, end of period subscribers reflect the transfer of subscribers from Wholesale and Affiliate to Retail Post-paid and Prepaid prospectively from the date of each acquisition.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Operating Revenues
Voice	$611	$648	$714	$2,563	$3,079
Data	142	150	209	662	959
Internet	548	585	568	2,293	2,148
Other	24	28	30	111	146

Total net operating revenues	1,325	1,411	1,521	5,629	6,332

Net Operating Expenses
Costs of services and products	887	924	974	3,663	4,192
Selling, general and administrative	179	163	221	745	965
Depreciation	144	147	150	568	554
Other, net	21	(18)	8	74	75

Total net operating expenses	1,231	1,216	1,353	5,050	5,786

Operating Income	$94	$195	$168	$579	$546

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating Income	$94	$195	$168	$579	$546
Severance and exit costs (5)	15	7	(7)	93	62
Asset impairments and abandonments	6	—	15	6	13
Depreciation	144	147	150	568	554
Access costs (7)	—	(25)	—	(25)	—

Adjusted OIBDA*	259	324	326	1,221	1,175
Capital expenditures (2)	62	72	110	258	452

Adjusted OIBDA* less Capex	$197	$252	$216	$963	$723

Adjusted OIBDA Margin*	19.5%	23.0%	21.4%	21.7%	18.6%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date Period Ended
	December 31, 2009	December 31, 2008
Operating Activities
Net loss	$(2,436)	$(2,796)
Goodwill and asset impairments	47	1,443
Depreciation and amortization	7,416	8,407
Provision for losses on accounts receivable	398	652
Share-based compensation expense	79	267
Deferred and other income taxes	(850)	(1,263)
Equity in losses of unconsolidated investments and other, net	680	153
Gains from asset dispositions and exchanges	(68)	(29)
Contribution to pension plan	(200)	—
Other, net	(175)	(655)

Net cash provided by operating activities	4,891	6,179

Investing Activities
Capital expenditures	(1,603)	(3,882)
Expenditures relating to FCC licenses	(591)	(801)
Change in short-term investments, net	(77)	153
Proceeds from equity method investments	—	213
Investment in Clearwire	(1,118)	—
Acquisitions, net of cash acquired	(560)	—
Other, net	105	67

Net cash used in investing activities	(3,844)	(4,250)

Financing Activities
(Repayments) borrowings under credit facility, net	(1,000)	1,000
Proceeds from (maturities of) commercial paper, net	—	(379)
Proceeds from (payments of) debt and capital leases, net	55	(1,807)
Proceeds from financing obligation	22	645
Proceeds from issuance of common shares, net	4	57

Net cash used in financing activities	(919)	(484)

Net Increase in Cash and Cash Equivalents	128	1,445

Cash and Cash Equivalents, beginning of period	3,691	2,246

Cash and Cash Equivalents, end of period	$3,819	$3,691

RECONCILIATION TO FREE CASH FLOW (NON-GAAP)

(Millions)

TABLE NO. 9

	Quarter To Date			Year to Date
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Cash Provided by Operating Activities	$1,215	$1,161	$1,078	$4,891	$6,179

Capital expenditures	(484)	(402)	(610)	(1,603)	(3,882)
Expenditures relating to FCC licenses	(120)	(143)	(146)	(591)	(801)
Proceeds from equity method investments	—	—	213	—	213
Other investing activities, net	55	48	1	105	67

Free Cash Flow*	666	664	536	2,802	1,776

(Decrease) increase in debt and other, net	(1,012)	671	(1,010)	(923)	(541)
Acquisitions, net of cash acquired	(560)	—	—	(560)	—
Investment in Clearwire	(1,118)	—	—	(1,118)	—
Proceeds from issuance of common shares, net	4	—	9	4	57

Net (Decrease) Increase in Cash, Cash Equivalents and Short-Term Investments	$(2,020)	$1,335	$(465)	$205	$1,292

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$3,819	$3,691
Short-term investments	105	28
Accounts and notes receivable, net	2,996	3,361
Device and accessory inventory	628	528
Deferred tax assets	295	93
Prepaid expenses and other current assets	750	643

Total current assets	8,593	8,344
Investments and other assets	5,089	4,649
Goodwill	373	—
Property, plant and equipment, net	18,280	22,373
FCC licenses and trademarks	19,911	19,320
Customer relationships, net	1,131	1,932
Other intangible assets, net	2,047	1,634

Total	$55,424	$58,252

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,267	$2,138
Accrued expenses and other current liabilities	3,750	3,525
Current portion of long-term debt, financing and capital lease obligations	768	618

Total current liabilities	6,785	6,281
Long-term debt, financing and capital lease obligations	20,293	20,992
Deferred tax liabilities	6,693	6,886
Other liabilities	3,558	4,178

Total liabilities	37,329	38,337

Shareholders’ equity
Common shares	6,015	5,902
Paid-in capital	46,793	47,332
Treasury shares, at cost	(582)	(1,939)
Accumulated deficit	(33,779)	(30,856)
Accumulated other comprehensive loss	(352)	(524)

Shareholders’ equity	18,095	19,915

Total	$55,424	$58,252

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	December 31, 2009	December 31, 2008
Total Debt	$21,061	$21,610
Less: Cash and cash equivalents	(3,819)	(3,691)
Less: Short-term investments	(105)	(28)

Net Debt*	$17,137	$17,891

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			December 31, 2009
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	0.651%	06/28/2010	750
Export Development Canada Facility	3.389%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			5,000

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.406%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	4.281%	05/01/2014	179

iPCS Inc.			479

Tower financing obligation	9.500%	01/15/2030	698

Capital lease obligations and other			190

TOTAL PRINCIPAL			21,001

Net premiums			60

TOTAL DEBT			$21,061

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

In the fourth quarter 2008 and full year 2008, Adjusted OIBDA* and capital expenditures include $59 million and $286 million in non-recurring operating expenses and $90 million and $559 million in non-recurring capital expenditures, respectively, associated with the company’s WiMAX efforts prior to the closing of the Clearwire transaction in November 2008.

(2)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to free cash flow on Table No. 9.

(3)

In the first quarter 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages. In the fourth quarter 2009, in connection with the acquisition of Virgin Mobile USA, Inc. (VMU), Sprint recognized the estimated fair value of its 14.1% interest in VMU, resulting in a gain of $151 million ($92 million after tax).

(4)	In the fourth quarter 2009, we recognized a $306 million non-cash charge to increase the valuation allowance for deferred taxes.

(5)	For the years ended December 31, 2009 and 2008, we recorded severance and exit costs primarily related to work force reductions and continued organizational realignment initiatives.

(6)	For the years ended December 31, 2009 and 2008, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.

(7)

Favorable developments during the third quarter of 2009 relating to disagreements with local exchange carriers resulted in a reduction of $25 million in expected access costs associated with prior periods.

(8)

All merger and integration costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions prior to 2009 and are generally non-recurring in nature. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues, as appropriate, in our consolidated statement of operations.

(9)

Included in selling, general and administrative expenses are fourth quarter 2009 costs related to the acquisitions of VMU and iPCS, Inc. (iPCS) which include $11 million in fees paid to unrelated parties necessary to complete the transactions and $24 million for the effective settlement of outstanding litigation between iPCS and Sprint.